Exhibit 10.1

MODIFICATION AGREEMENT
GE Capital Account Numbers
4139750-003, 004, 008, 009, 010, 014.

THIS MODIFICATION AGREEMENT (“Modification Agreement”) is made and entered into as of this 31st day of October, 2006, by and between GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), a Delaware corporation with a place of business at 83 Wooster Heights Road, 5th Floor, Danbury, CT 06810 and Neose Technologies, Inc. (“Debtor”) a Delaware corporation located at 102 Witmer Road, Horsham, PA 19044.

RECITALS

WHEREAS GE Capital, and Debtor entered into a Master Security Agreement dated as of December 19, 2002, as amended on December 19, 2002, (“Loan Agreement”) for the purpose of providing equipment financing to Debtor. Debtor and GE Capital entered into six promissory notes under the terms of the Loan Agreement (collectively, the “Notes”) under which GE Capital advanced to the Debtor the aggregate sum of Six Million Twelve Thousand Eight Hundred Twenty-Six and Fifty-Eight cents ($6,012,826.58) with current aggregate monthly payments of One Hundred Sixty Thousand Two Hundred Seventy-Two and Seventy-Eight cents ($160,272.78) payable in arrears from the commencement date of each Note. Debtor’s obligations under the Loan Agreement are secured by a lien on all equipment identified on the Notes (“Collateral”);

WHEREAS Debtor has requested that GE Capital modify Debtor’s payment obligations under the Notes;

WHEREAS GE Capital is willing to modify Debtor’s obligations as requested according to the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of these premises and the covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties hereby agree as follows:

I. ACKNOWLEDGMENTS, REPRESENTATIONS AND COVENANTS: Debtor represents, acknowledges, warrants and covenants to GE Capital that:

1) The recitals set forth above are true and accurate;

2)	Debtor has duly executed the Loan Agreement, the Notes, and all other documents related to the financing of the Equipment (the “Loan Documents”) and such Loan Documents set forth continuing obligations of Debtor, enforceable against Debtor in accordance with their respective terms;

3)	Debtor has adequate power and capacity to enter into this Modification Agreement;

4)	The entry into and performance by Debtor of its obligations under this Modification Agreement, and the Loan Documents do not (i) violate any judgment, order, law or regulation applicable to Debtor; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any unit of Equipment pursuant to any indenture, financing agreement, deed of trust, bank loan or credit agreement or other instrument to which Debtor is a party;

5)	There are no suits or proceedings pending, to Debtor’s knowledge, threatened in court or before any regulatory commission, board or other administrative governmental agency against or affecting Debtor, which would reasonably be expected to have a material adverse effect on the ability of Debtor to fulfill its obligations under this Modification Agreement, and the Loan Documents;

6)	The most recent financial statements of Debtor delivered to GE Capital accurately present the financial position of Debtor, as of the date of such statements, and there has been no material adverse change in the financial condition of Debtor since the date of such financial statements;

7)	Notwithstanding any provision of this Modification Agreement to the contrary, Debtor will continue to fulfill any and all of its duties and obligations under the Loan Documents, except as those duties and obligations are modified by this Modification Agreement;

8)	As of September 1, 2006, after the scheduled monthly payment, there is an aggregate outstanding balance (including principal and interest) on the Notes of Two Million Nine Hundred Thirty Thousand Six Hundred Ninety-One and 29/100 Dollars ($2,930,691.29) along with any unpaid interest remaining to be paid thereon (the “Account Balance”).

II. MODIFICATION:

1)	The payment schedule and interest rate of the Notes is modified, effective as of the date of this Modification Agreement, as follows:

(a)	The monthly installment on the Note dated September 17, 2003 is Twelve Thousand Five Hundred Eighty and Thirty-Two Cents ($12,580.32) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with a final installment on June 1, 2007 in the amount of the then outstanding principal and all accrued but unpaid interest.

(b)	The monthly installment on the Note dated December 18, 2003 is Twenty-Six Thousand Nine Hundred Forty and Seventy-Seven Cents ($26,940.77) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with a final installment on December 1, 2006 the amount of the then outstanding principal and all accrued but unpaid interest.

(c)	The monthly installment on the Note dated March 30, 2004 is Eighteen Thousand Six Hundred Twenty-One and Thirty-Four Cents ($18,621.34) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with the final installment on December 1, 2007 in the amount of the then outstanding principal and all accrued but unpaid interest.

(d)	The monthly installment on the Note dated August 20, 2004 is Nineteen Thousand Five Hundred Ninety-Three and Fifty-Five Cents ($19,593.55) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with the final installment on September 1, 2008 in the amount of the then outstanding principal and all accrued but unpaid interest.

(e)	The monthly installment on the Note dated December 16, 2004 is Sixteen Thousand One Hundred Seventy-One and Seventy-Nine Cents ($16,171.79) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with the final installment, which shall be in the amount of the total outstanding principal and interest, due on May 1, 2008.

(f)	The monthly installment on the Note dated July 5, 2005 is Eleven Thousand Fifty-Two and Ninety-Two Cents ($11,052.92) and the next installment is due and payable on October 1, 2006 with monthly payments on the 1st of each month thereafter with the final installment on September 1, 2008 in the amount of the then outstanding principal and all accrued but unpaid interest.

III. REMAINING TERMS TO CONTINUE IN EFFECT

1)	Except as expressly modified above, all conditions and terms of the Note and Master Security Agreement shall continue in full force and effect.

2)	If this Modification Agreement is deemed unenforceable in any respect, the Note and Master Security Agreement shall be enforceable in accordance with their original terms and conditions as if this Modification Agreement had never been executed.

3)	It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Modification Agreement, the Note or Master Security Agreement, in no event shall any of the foregoing require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received thereunder, or in the event that all of the Account Balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Modification Agreement, the Note or Master Security Agreement shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this Section shall govern and control, (b) neither Debtor nor any other person or entity now or thereafter liable for the payments shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid Account Balance or refunded to the party having paid same, at the option of GE Capital, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof.

4)	Any payment received from Debtor may be applied by GE Capital at any time against any obligation due and owing by Debtor under the Notes or Master Security Agreement, in GE Capital’s sole discretion, notwithstanding any statement appearing on or referred to in any remittance from Debtor or any prior application of such payment. In the event any bankruptcy proceedings are instituted by or against Debtor under any applicable bankruptcy law within 90 days after receipt by GE Capital of any such payment, such payment shall be deemed applicable to unpaid obligations then due hereunder in the inverse order of maturity.

5)	Debtor hereby certifies, agrees and acknowledges that the Equipment is installed and fully operational and is now and will continue to be used and in the conduct of Debtor’s business.

6)	This Modification Agreement shall be binding upon and shall inure to the benefit of all the parties hereto and their respective administrators, successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Modification Agreement and have caused this Modification Agreement to be executed by their respective duly authorized representatives as of the day first above-written.

NEOSE TECHNOLOGIES, INC.

By: /s/ A. Brian Davis
Title: Senior Vice President and CFO

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ John Edel
Title: SVP